UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2007

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)

4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;
          Appointment of Certain Officers; Compensation Arrangements of
          Certain Officers.

     On March 1, 2007, First Solar, Inc. (“First Solar”) announced the appointment of Bruce Sohn (45) as President of First Solar.

     Mr. Sohn was formerly a senior executive at Intel Corporation. During his 24 years at Intel, Mr. Sohn played a leadership role in developing and manufacturing leading-edge semiconductor technology. He served as an integral part of the start-up team at five fabs, acted as program manager for Intel’s conversion to 300mm wafers and managed two of Intel’s largest fabs. Mr. Sohn is a Materials Science and Engineering graduate from the Massachusetts Institute of Technology, a senior member of the IEEE and a certified Jonah. He has been a guest lecturer at MIT, Stanford and other universities. Mr. Sohn was elected a director of First Solar in July 2003.

     Mr. Sohn will report to First Solar’s Chief Executive Officer and will receive an annual base salary of $350,000 (subject to annual review) and standard First Solar benefits, including four weeks of vacation per year. Mr. Sohn is also eligible to receive a discretionary annual bonus of up to 70% of his annual base salary. In connection with the commencement of his employment, Mr. Sohn will receive a sign-on payment of First Solar common stock with an aggregate fair market value of $50,000 and a separate cash payment of $60,000 to defray moving expenses. In addition, upon or shortly after the commencement of his employment, First Solar will grant Mr. Sohn options to purchase 150,000 shares of common stock, exercisable at fair market value on the date of grant as determined by the Board. The options will vest with respect to 20 percent of the underlying shares each year on the anniversary of the effective grant date, commencing on the first anniversary of the effective grant date. The options will be subject to the additional terms of grant approved by the Board and the First Solar Omnibus Equity Incentive Equity Plan currently in effect. First Solar will also provide Mr. Sohn with a comprehensive relocation package that covers expenses both on the sale of his current home and purchase of his future home in connection with his new location in Phoenix, Arizona, and for approximately 6 to 9 months, will reimburse Mr. Sohn for business travel expenses for travel between Mr. Sohn’s current home in Albuquerque, New Mexico and Phoenix.

     Mr. Sohn’s employment is anticipated to commence on March 12, 2007, and continue for an indefinite period of time. If First Solar terminates Mr. Sohn’s employment without cause, First Solar will, for a period of 24 months following such termination, continue to pay Mr. Sohn monthly severance payments equal to Mr. Sohn’s base pay in effect at the time of termination, reduced by any compensation Mr. Sohn earns from other sources. Mr. Sohn is also subject to a confidentiality agreement and a non-competition and non-solicitation agreement, which provides that Mr. Sohn will not compete with First Solar for 24 months after termination of his employment. It is also anticipated that Mr. Sohn will enter into the Company’s executive retention agreement applicable to certain senior executives following his commencement of employment.

     A copy of the press release announcing the appointment of Mr. Sohn as President is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

99.1     Press Release of First Solar issued on March 1, 2007.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Date: March 1, 2007	By: /s/ I. Paul Kacir Name: Paul Kacir Title: Vice President, General Counsel and Corporate Secretary